Press Release	Source: EnerJex Resources, Inc.

WallSt.net (www.wallst.net) Announces Upcoming Interview With CEO of EnerJex Resources, Inc.

Wednesday September 26, 10:00 am ET

NEW YORK, Sept. 26 /PRNewswire-FirstCall/ -- Steve Cochennet, CEO of EnerJex Resources, Inc. (OTC Bulletin Board: EJXR - News) will be featured in an exclusive interview with www.wallst.net on September 28, at 3:00 p.m. EDT. The interview will be posted on www.wallst.net by 8 p.m. EDT on September 28.

The interview will cover topics including EnerJex's strategy, growth initiatives, competitive edge, recent news, and milestones for investors to watch for.

To hear the interview in its entirety, visit http://www.wallst.net, and click on "Interviews." The interview can be accessed either by locating EnerJex's ticker symbol (EJXR) under the appropriate exchange on the left-hand column of the "Interviews" section of the site, or by entering the ticker symbol in the Search Archive window once it is posted.

About EnerJex Resources:

EnerJex Resources, Inc. (EnerJex) is an oil and natural gas acquisition and development company. Operations are currently focused on the Mid-Continent region of the United States and -- more specifically -- eastern Kansas.

EnerJex acquires oil and natural gas mineral leases that have existing production and cash flow. Once acquired, EnerJex implements an accelerated development program utilizing capital, a regional operating focus, and new technologies to enhance cash flow and return on investment.

By employing significant capital to roll-up small producers and by implementing new technologies not yet employed in this area of the country, EnerJex is able to extract oil and natural gas at multiples of historical production rates at much lower costs per barrel.

For more information, please visit http://www.enerjexresources.com

WallSt.net:

www.wallst.net is owned and operated by WallStreet Direct, Inc., a wholly owned subsidiary of Financial Media Group, Inc. (http://www.financialmediagroupinc.com). The Web site is a leading provider of timely business news, executive interviews, multimedia content, and research tools. Financial Media Group, Inc. also owns http://www.mywallst.net, a financial social network for investors, and Financial Filings Corp. (http://www.financialfilings.com), a provider of media and compliance solutions to publicly traded companies. In addition to WallSt.net, WallStreet Direct, Inc. owns and operates WallStRadio (http://www.wallstradio.com), a business and finance podcast Web site. We are expecting to receive two hundred eighty dollars from Advanced Wound Technologies, for the dissemination of this press release. For a complete list of our advertisers, and advertising relationships, visit http://www.wallst.net/disclaimer/disclaimer.asp.

Source: EnerJex Resources, Inc.